Exhibit 10.1

Sales & Marketing Agency Agreement

This Agreement is made this 2nd Day of December, 2014 by and between VitaminFizz, LLC a limited liability company duly organized under the laws of the State of Nevada (hereinafter “Client”), and Advantage Sales & Marketing LLC, a California Limited Liability Company, having its office located at 18100 Von Karman Avenue, Suite 900, Irvine, CA 92612 (hereinafter “ASM”).

In consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Client and ASM agree to the following:

1.
APPOINTMENT.  Client hereby grants to ASM under the terms and conditions hereafter set forth, the exclusive right to act as Client’s agent for solicitation of sales of Products, as defined in Appendix A, authorized by Client to retailers and distributors and approved by Client having buying offices located in the Territory specifically defined in Appendix B.

2.
TERM.  This Agreement shall be in full force and effect from the Effective Date, on a month-to-month basis and may be terminated by either party with or without cause, by giving the other party ninety (90) days advance written notice.

3.
AGENCY.  ASM shall act as Client’s agent and neither ASM nor its employees shall be considered employees of Client.  Neither party shall in any event be held liable or accountable for any obligations incurred by either party other than as specified herein, it being specifically understood that the respective businesses of each of the parties shall be operated separate and apart from each other.

4.	SALES NEGOTIATIONS. All sales negotiations by ASM for the account of Client shall be conducted in accordance with such prices, terms and conditions as specified in writing by Client.

5.
ORDER ACCEPTANCE AND TRANSMITTAL.  All orders taken from buyers by ASM shall be subject to acceptance by Client and ASM will shortly thereafter report all sales of Client’s products upon consummation.  ASM may propose selling new accounts, but Client shall have the right to approve the addition of such accounts.  Additional accounts approved by Client shall be governed by the same terms and conditions as provided for in this Agreement.

6.	OBLIGATION OF ASM. ASM shall use commercially reasonable efforts as determined by ASM to perform the obligations set forth in Appendix C.

7.
COMMISSIONS. Client agrees to pay ASM without deduction or offset, a commission or brokerage of five percent (5%) on all customers and based on the FOB case cost net of promotional allowance on authorized consumer products sold to the grocery supermarket trade, independents, distributors, and other channels as authorized by Client and defined in APPENDIX D.  Where a headquarter’s buying office in ASM’s territory places orders through ASM for shipments to a warehouse in another ASM territory, the distribution of the applicable commission will be determined by mutual agreement between Client and ASM.

8.
PAYMENT.  Payment of the commission or brokerage shall be promptly made by the fifteenth (15th) of each month for the prior month’s net paid invoices for sales of the Products, and shall be sent to the following address:

Advantage Sales & Marketing LLC
P.O. Box 31001-1691
Pasadena, CA 91110-1691

Slotting, ad and display allowances and reclamation costs shall not be deducted from ASM’s commissions.  A delinquency charge of 1.5 percent per month (but not in excess of the lawful maximum) may be added on any amount of days in arrears.

9.
INSURANCE.  Client shall, at its own expense, obtain and maintain throughout the term of this Agreement and for two (2) years following expiration or earlier termination of this Agreement, Commercial General Liability insurance on an occurrence coverage form, including but not limited to coverage for Products Liability and Personal & Advertising Injury providing protection in the amount of at least three million dollars ($3,000,000) per occurrence and annual aggregate against any claims, suits, losses or damages arising as a result of this Agreement. The aforementioned insurance limits shall be referenced on an ACORD form certificate of insurance or its equivalent.

10.
INDEMNIFICATION.  Client agrees to indemnify and hold ASM harmless from and against any and all claims, demands, actions, proceedings and costs (including reasonable attorneys’ fees), in any way resulting from the acts or omissions of the Client, its employees, or agents in the performance of this Agreement, and any loss or injury resulting from and/or arising out of products, point of sale materials and/or other product related materials and/or goods, supplied in connection with this Agreement, including but not limited to, any defect in merchandise, or the purchase or use of any product manufactured, produced, or distributed by Client.

11.
ASSIGNMENT.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors in interest, if any, and assigns, if any, provided however, this Agreement shall not be assigned or transferred by any party without the non-assigning party’s consent.  Notwithstanding the foregoing, ASM may assign this Agreement without Client’s prior written consent to any entity which is directly or indirectly controlled by or under common control with ASM, to any successor entity, or to any entity which shall acquire a business segment of ASM.  ASM shall have the right to assign this Agreement to the related entity, at any time and from time-to-time, in each and every instant without the consent of Client.

12.
OWNERSHIP OF MARKS.  ASM acknowledges and agrees that ownership of all trademarks, trade names, and good will symbolized by Client’s Products shall remain the property of Client, its successors and assigns, if any, and ASM will take reasonably cautious methods to avoid impairing Client’s right, title, or interest to such trademarks, trade names, and good will symbolized by Client’s Products.

13.
NOTICE.  All notices and other communications between the parties which must or may be given pursuant to this Agreement will be deemed to have been sufficiently given when delivered by personal service or sent by recognized overnight courier service or written telecommunication to the addressee party at the following addresses:

If to Broker, to: Sonny King, CEO
Advantage Sales & Marketing LLC
18100 Von Karman Avenue, Suite 900
Irvine, California 92612

With a copy to: Tania King, General Counsel
Advantage Sales & Marketing LLC
18100 Von Karman Avenue, Suite 900
Irvine, California 92612

14.
ENTIRE AGREEMENT.  This Agreement and the Appendixes attached hereto constitute the entire Agreement between the parties hereto and pertaining to the subject matter hereof and supersedes and replaces any and all prior agreements.  Any modifications must be in writing and signed by authorized agents of the parties.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement, thereunto duly authorized on the day and year above written.

Client:	Advantage Sales & Marketing LLC:

/s/ V. Scott Vanis	/s/ Todd M. Baird
(Signature)	(Signature)

Date: December 2, 2014	Date: December 2, 2014

V. Scott Vanis	Todd M. Baird
(Print Name)	(Print Name)

President	Executive Vice President
(Title)	(Title)

APPENDIXES:

Appendix A – Products
Appendix B – Territory
Appendix C – Obligation of ASM
Appendix D – Commissions

APPENDIX A

ASM will serve as Client’s exclusive agent for the following Products: VitaminFizz

APPENDIX B

The Territory specifically defined below is to be covered by ASM: Southern California, Nevada

APPENDIX C

ASM shall, using commercially reasonable efforts as determined by ASM, perform the following obligations:

Annual Strategic and account specific business planning

Key account and Independent store selling

Normal Retail coverage selling and promoting the VitaminFizz brand

Deliver the targeted market pricing and promotions

Category Management / business reviews

Powerpoint presentations

Administrative Assistance (order processing, contracts, deductions, etc)

APPENDIX D

Commission:  $5,000 per month retainer fee for first 12 months.  5% commission on net sales afterwards.

ACCOUNT COVERAGE:  Ralphs, Food 4 Less, Stater Bros, Vons/Pavillions, Albertsons, Smart & Final, and all independents under normal retail coverage

Distributors: Where VitaminFizz is authorized

Drug:  Walgreens, CVS, Rite Aid on a Regional basis

Wholesalers/Catering House:Unified Grocers, DPI

Clubs:N/A

Convenience Stores:All C-stores under normal retail coverage